 Exhibit (a)(1)(i)
OFFER TO PURCHASE AND NOTICE OF FUNDAMENTAL CHANGE
TO HOLDERS OF 6.25% SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK
ISSUED BY
READY CAPITAL CORPORATION
CUSIP NUMBER: 75574U 705 (1)
Reference is hereby made to (i) the Articles Supplementary to the Amended Articles of Incorporation (the “Anworth Articles Supplementary”) of Anworth Mortgage Asset Corporation, a Maryland corporation (“Anworth”), designating the shares of Anworth’s 6.25% Series B Cumulative Convertible Preferred Stock, $0.01 par value per share (the “Anworth Series B Preferred Stock”), and (ii) the Articles Supplementary to the Articles of Amendment (the “Articles Supplementary”) of Ready Capital Corporation, a Maryland corporation (the “Company”), designating the shares of the Company’s 6.25% Series C Cumulative Convertible Preferred Stock, $0.0001 par value per share (the “Shares”). Capitalized terms used herein without definitions shall have the meanings ascribed to them in the Articles Supplementary.
Reference is further made to that certain Agreement and Plan of Merger, dated as of December 6, 2020 (as may be amended from time to time, the “Merger Agreement”), by and among the Company, RC Merger Subsidiary, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Merger Sub”), and Anworth.
Pursuant to the Merger Agreement, on March 19, 2021, Anworth merged with and into Merger Sub, with Merger Sub surviving as a wholly-owned subsidiary of the Company (the “Merger”). At the effective time of the Merger, each share of Anworth Series B Preferred Stock issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive one Share, subject to the terms and conditions set forth in the Merger Agreement. As a result of the completion of the Merger, on March 19, 2021, a Fundamental Change occurred with respect to the Anworth Series B Preferred Stock pursuant to the terms of the Anworth Articles Supplementary. In the event of a Fundamental Change, the Anworth Articles Supplementary obligates Anworth to offer to purchase for cash all issued and outstanding Anworth Series B Preferred Stock at a purchase price equal to 100% of the $25.00 liquidation preference of the Anworth Series B Preferred Stock to be purchased plus accrued and unpaid dividends. However, the Anworth Articles Supplementary provide that Anworth will not be required to purchase the Anworth Series B Preferred Stock upon a Fundamental Change if a third party makes an offer to purchase the Anworth Series B Preferred Stock and purchases all Anworth Series B Preferred Stock validly delivered and not withdrawn by holders of Anworth Series B Preferred Stock. Accordingly, the Company is offering to purchase all of the outstanding Shares, which were issued in exchange for the Anworth Series B Preferred Stock on a one-for-one basis in connection with the completion of the Merger.
Notice of Fundamental Change Purchase Right
As a result of the Fundamental Change, each holder (“Holder”) of the Shares has the right (the “Fundamental Change Purchase Right”), subject to certain conditions and at the Holder’s option, to require the Company to purchase for cash all of such Holder’s Shares, or any portion thereof, on May 4, 2021 (the “Fundamental Change Purchase Date”). The Company will purchase such Shares at a repurchase price per share (the “Fundamental Change Purchase Price”) equal to 100% of the $25.00 liquidation preference of the Shares to be repurchased, plus accrued and unpaid dividends (including additional dividends, if any) to, but not including, the Fundamental Change Purchase Date. The amount payable on the Shares, including accrued and unpaid dividends, will be $25.14323 per Share validly surrendered for repurchase, and not validly withdrawn.
Holders may exercise their Fundamental Change Purchase Right by (i) delivering to American Stock Transfer & Trust Company, LLC, as paying agent (the “Paying Agent”), a duly completed and signed

(1)
The CUSIP number is included herein solely for the convenience of the registered owners of the Shares. No representation is made as to the correctness or accuracy of the CUSIP numbers either as printed on the Shares or as contained in this notice.

Purchase Notice (the “Fundamental Change Purchase Notice”) in compliance with the applicable rules and procedures of The Depository Trust Company (“DTC,” and such rules and procedures, the “Applicable Procedures”), prior to 5:00 p.m., New York City time, on April 30, 2021 (the “Fundamental Change Expiration Date”) and (ii) or delivering the Shares by book-entry transfer in compliance with the Applicable Procedures. See “Section 3 — Procedures to be Followed by Holders Electing to Surrender Shares for Repurchase” for further information on how to deliver a Fundamental Change Purchase Notice and surrender your Shares for repurchase.
Any Holder may withdraw, in whole or in part, its submission of a Fundamental Change Purchase Notice by means of a written notice of withdrawal delivered to the Paying Agent at any time prior to 5:00 p.m., New York City time, on May 3, 2021 (the “Fundamental Change Withdrawal Date”). The Fundamental Change Purchase Price for any Shares that are validly surrendered and not validly withdrawn will be paid by the Paying Agent, pursuant to Section 12(a) of the Anworth Articles Supplementary. The Fundamental Change Purchase Right is subject, in all respects, to the terms and conditions of the Anworth Articles Supplementary, the Articles Supplementary and this Offer to Purchase and Notice of Fundamental Change (this “Notice”) and any related notice materials, as amended and supplemented from time to time.
Notwithstanding the Fundamental Change Purchase Right, each Holder of the Shares, subject to certain conditions, has the right to retain all such Holder’s Shares, or any portion thereof not surrendered for repurchase in connection with the Fundamental Change, maintaining the right to convert such Shares and to receive dividends payable with respect to the Shares, subject to the terms and conditions of the Articles Supplementary. Notwithstanding the foregoing, subject to the conditions set forth in the Articles Supplementary, the Company may elect at its option to cause all (but not less than all) of the Shares to be mandatorily converted.
You should review this Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Shares for repurchase and, if you choose to exercise this right, the amount of Shares to surrender. None of the Company or any of its directors, employees, advisors, or representatives, the Paying Agent or Information Agent are making any representation or recommendation to any Holder as to whether Holders should elect to require the Company to repurchase their Shares.
This Notice constitutes a Notice of a Fundamental Change required to be delivered pursuant to Section 12(b) of the Anworth Articles Supplementary with respect to the closing of the Merger.
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The Paying Agent:
American Stock Transfer & Trust Company, LLC
If delivering by hand, express mail, courier or other expedited service:	By mail:
American Stock Transfer & Trust Co., LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219 Ref: Ready Capital Corporation	American Stock Transfer & Trust Co., LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219 Ref: Ready Capital Corporation
The Information Agent:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and Brokers: (212) 269-5550
Shareholders please call: (800) 761-6521
If you have questions or need additional copies of this Notice and Offer to Purchase, you can contact the Information Agent at the address and telephone numbers set forth above. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The date of this Notice is April 2, 2021.

No person has been authorized to give any information or to make any representations other than those contained in this Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Notice does not constitute an offer to buy, or the solicitation of an offer to sell, Shares in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Notice shall not, under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date of such information. None of the Company or any of its affiliates, or any of its directors, employees, advisors or representatives, the Paying Agent or Information Agent is making any representation or recommendation to any Holder as to whether or not to surrender (if at all) such Holder’s Shares. You should consult your own financial and tax advisors and must make your own decision as to whether or not to surrender your Shares for repurchase and, if you choose to exercise this right, the amount of Shares to surrender.
SUMMARY TERM SHEET
The following are answers to some of the questions that you may have about the right (the “Fundamental Change Purchase Right”) of each holder (“Holder”) of shares of 6.25% Series C Cumulative Convertible Preferred Stock, $0.0001 par value per share (the “Shares”), to require the Company (as defined below) to purchase for cash all of such Holder’s Shares, or any portion thereof that is equal to the $25.00 liquidation preference or an integral multiple thereof, subject to the terms and conditions of the Anworth Articles Supplementary and the Articles Supplementary (each as defined below), and this Offer to Purchase and Notice of Fundamental Change (this “Notice”) and related notice materials, as amended and supplemented from time to time. To understand the Fundamental Change Purchase Right fully and for a more complete description of the terms of the Fundamental Change Purchase Right, we urge you to read carefully the remainder of this Notice because the information in this summary is not complete and the remainder of this Notice contains additional important information. We have included cross references to direct you to a more detailed description of the topics in this summary. Unless stated to the contrary or unless the context otherwise requires, references to the “Company,” “we,” “our,” or “us” in this Notice refer to Ready Capital Corporation.
Who is offering to repurchase my Shares?
Ready Capital Corporation, a Maryland corporation (“Ready Capital” or the “Company”), is a multi-strategy real estate finance company that originates, acquires, finances and services small to medium balance commercial loans. Ready Capital specializes in loans backed by commercial real estate, including agency multifamily, investor and bridge as well as Small Business Administration (“SBA”) 7(a) business loans. In connection with the Merger (as defined below), the Company is offering to purchase the Shares in accordance with the requirements set forth in the Anworth Articles Supplementary, the Articles Supplementary and this Notice. See Sections 1.1, 2.1 and 3.2 below.
Why is the Company offering to repurchase my Shares?
Pursuant to the Agreement and Plan of Merger, dated as of December 6, 2020 (the “Merger Agreement”), by and among the Company, RC Merger Subsidiary, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Merger Sub”), and Anworth Mortgage Asset Corporation, a Maryland corporation (“Anworth”), on March 19, 2021, Anworth merged with and into Merger Sub, with Merger Sub surviving as a wholly-owned subsidiary of the Company (the “Merger”). At the effective time of the Merger, each share of Anworth’s 6.25% Series B Cumulative Convertible Preferred Stock, $0.01 par value per share (“Anworth Series B Preferred Stock”), issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive one Share, subject to the terms and conditions set forth in the Merger Agreement. The completion of the Merger constituted a “Fundamental Change” with respect to the Anworth Series B Preferred Stock pursuant to the terms of the Articles Supplementary to the Amended Articles of Incorporation of Anworth designating the Anworth Series B Preferred Stock (the “Anworth Articles Supplementary”). In the event of a Fundamental Change, the Anworth Articles Supplementary obligate Anworth to offer to purchase for cash all of the issued and outstanding Anworth Series B Preferred Stock at a purchase price per share in cash equal to 100% of the $25.00 liquidation preference of the Shares to be repurchased, plus accrued and unpaid dividends (including additional dividends, if any) to, but not including, the Fundamental Change Purchase Date (as defined below) (the “Fundamental Change Purchase Price”). However, the Anworth Articles Supplementary provide that Anworth will not be required to purchase the Anworth Series B Preferred Stock upon a Fundamental Change if a third party makes an offer to purchase the Anworth Series B Preferred Stock and purchases all Anworth Series B Preferred Stock validly delivered and not withdrawn by holders of Anworth Series B Preferred Stock. Accordingly, we are offering to purchase the Shares, which were issued in exchange for the Anworth Series B Preferred Stock on a one-for-one basis in connection with the completion of the Merger. See Section 2.1 below.
What Shares are the Company obligated to repurchase?
We are obligated to repurchase all of the Shares, or any portion thereof that is equal to the $25.00 liquidation preference or an integral multiple thereof, validly surrendered pursuant to the Fundamental Change Purchase Right, at the option of the Holder, and not validly withdrawn. As of April 1, 2021, there were 779,743 Shares outstanding. The Shares were designated by the Articles Supplementary to the Articles of Amendment of the Company (the “Articles Supplementary”). See Section 2.2 below.
How much will the Company pay and what is the form of payment?
Pursuant to the terms of the Articles Supplementary, we will pay, in cash, the Fundamental Change Purchase Price, which is equal to 100% of the $25.00 liquidation preference of the Shares to be repurchased, plus accrued and unpaid dividends (including additional dividends, if any) to, but not including, May 4, 2021 (the “Fundamental Change Purchase Date”). The Fundamental Change Purchase Price is based solely on the requirements of the Anworth Articles Supplementary and the Articles Supplementary and bears no relationship to the market price of the Shares or the value of the cash and the Company’s common stock, par value $0.0001 per share (the “Company Common Stock”) into which the Shares are convertible. We expect that there will be accrued and unpaid dividends due as part of the Fundamental Change Purchase Price equal to $0.14323 per Share surrendered for repurchase. Accordingly, the amount payable on the Shares, including accrued and unpaid interest, will be $25.14323 per Share validly surrendered for repurchase and not validly withdrawn. See Section 2.2 below.
How will the Company fund repurchases of Shares if any are surrendered for repurchase pursuant to the Fundamental Change Purchase Right?
The total amount of funds required by us to repurchase all of the Shares pursuant to the Fundamental Change Purchase Right (assuming all of such Shares are validly surrendered for repurchase and not validly withdrawn) is approximately $19.6 million. The Company expects to fund any repurchases from available cash on hand and/or borrowings under available financing facilities. The repurchase of Shares, if any, pursuant to the Fundamental Change Purchase Right is not conditioned upon obtaining any financing or the funding thereof. See Section 5 below.
How can I determine the market value of the Shares?
Company Common Stock, into which the Shares are convertible in part, is listed on the New York Stock Exchange (the “NYSE”) under the symbol “RC.” On April 1, 2021, the last reported sales price of Company Common Stock on the NYSE was $13.55 per share. Based on the right to convert your Shares into $3.7963 in cash and 1.0505 shares of Company Common Stock per $25.00 liquidation preference, and the last reported sales price of Company Common Stock of $13.55 per share as of April 1, 2021, the value that you would currently receive if you validly exercised the Fundamental Change Purchase Right is substantially more than the value that you would receive if you converted your Shares.
The Shares are listed on the NYSE under the symbol “RC PRC.” On April 1, 2021, the last reported sales price of the Shares on the NYSE was $24.87 per share. The trading price of the Shares may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price and implied volatility of Company Common Stock and the market for similar Shares. You are urged to obtain current market information for the Shares and Company Common Stock before making any decision with respect to the Fundamental Change Purchase Right.

Are my Shares currently convertible?
Yes. Holders of Shares currently have the right, subject to certain conditions, at such Holder’s option, to exercise such Holder’s conversion rights under the terms, conditions and adjustments specified in the Articles Supplementary. If you do not exercise your Fundamental Change Purchase Right in accordance with the terms of this Notice, you will retain the conversion rights associated with your Shares. If you exercise your Fundamental Change Purchase Right by delivering a duly completed notice (the “Fundamental Change Purchase Notice”) to American Stock Transfer & Trust Company, LLC, as paying agent (the “Paying Agent”), you may not surrender such Shares for conversion unless you validly withdraw such Fundamental Change Purchase Notice prior to 5:00 p.m., New York City time, on May 3, 2021 (the “Fundamental Change Withdrawal Date”). If you surrender your Shares for conversion at any time, you will no longer be able to exercise the Fundamental Change Purchase Right. See Section 2.3 below.
What is the relationship between the offer to repurchase and the convertibility of the Shares?
The right to exercise the Fundamental Change Purchase Right is a separate right from the right to convert the Shares. If you do exercise your Fundamental Change Purchase Right by delivering a Fundamental Change Purchase Notice with respect to your Shares, you will not be able to convert such Shares unless you validly withdraw your Fundamental Change Purchase Notice prior to the Fundamental Change Withdrawal Date. If you do not exercise your Fundamental Change Purchase Right, your conversion rights will not be affected. If you have exercised your conversion right and converted your Shares, you may not surrender the as-converted shares of Company Common Stock under the Fundamental Change Purchase Right. See Section 2.3 below.
What does the Board of Directors of the Company think of the Fundamental Change Purchase Right?
The Board of Directors of the Company has not made any recommendation as to whether you should surrender your Shares for repurchase under the Fundamental Change Purchase Right. You must make your own decision as to whether or not to surrender your Shares for repurchase pursuant to the Fundamental Change Purchase Right and, if you choose to exercise this right, the amount of Shares to surrender. The Fundamental Change Purchase Right and our offer to repurchase the Shares pursuant thereto, each as described in this Notice, are based solely on the requirements of the Anworth Articles Supplementary and the Articles Supplementary. See Sections 2.2 and 2.3 below.
When does the Fundamental Change Purchase Right expire?
The Fundamental Change Purchase Right expires at 5:00 p.m., New York City time, on April 30, 2021, the Fundamental Change Expiration Date. We do not intend to extend the period that Holders have to exercise the Fundamental Change Purchase Right unless required by applicable law. See Section 2.1 below.
What are the conditions to the repurchase by the Company of the Shares?
The repurchase by us of validly surrendered Shares is not subject to any condition other than such repurchase being lawful and the satisfaction of the procedural requirements described in this Notice. See Section 2.1 below.
How do I surrender my Shares for repurchase?
To surrender your Shares for repurchase pursuant to the Fundamental Change Purchase Right, you must (i) deliver to the Paying Agent the Fundamental Change Purchase Notice prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date and (ii) deliver the Shares by book-entry transfer, in each case, in compliance with the applicable rules and procedures of The Depository Trust Company (“DTC,” and such rules and procedures, the “Applicable Procedures”).
Holders whose Shares are held by a broker, dealer, commercial bank, trust company, or other nominee must contact such nominee if such Holder desires to exercise its Fundamental Change Purchase Right and instruct such nominee to deliver a Fundamental Change Purchase Notice and surrender the Shares on such

Holder’s behalf in compliance with the Applicable Procedures on or before 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.
Holders who are DTC participants should deliver the Fundamental Change Purchase Notice and surrender their Shares to the Paying Agent electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that system on or before 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.
You bear the risk of untimely submission of the Fundamental Change Purchase Notice. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Fundamental Change Expiration Date, after which time you will not be able to exercise the Fundamental Change Purchase Right.
By delivering, or instructing your nominee to deliver, the Fundamental Change Purchase Notice to the Paying Agent in compliance with the Applicable Procedures, you agree to be bound by the terms of the Fundamental Change Purchase Right set forth in this Notice. See Section 3.2 below.
If you wish to tender Shares pursuant to the offer to repurchase and cannot complete the procedure for delivery by book-entry transfer prior to the Fundamental Change Expiration Date, you may nevertheless tender such Shares through the guaranteed delivery procedures described in Section 3.3 below. Shares tendered through the guaranteed delivery procedures will not be deemed validly tendered for any purpose unless and until Shares underlying the Notice of Guaranteed Delivery are delivered to the Paying Agent.
If I surrender my Shares for repurchase, when will I receive payment for my Shares?
We will accept for payment all validly surrendered Shares that have not been validly withdrawn promptly upon expiration of the Fundamental Change Purchase Right. We will promptly deposit with the Paying Agent prior to 11:00 a.m., New York City time, on May 4, 2021, the Fundamental Change Purchase Date, an amount of money sufficient to repurchase all of the Shares to be repurchased at the Fundamental Change Purchase Price, and the Paying Agent will promptly, after the later of the Fundamental Change Purchase Date and the time of the book-entry transfer of the applicable Shares, make payment of such amount by wire transfer of immediately available funds to DTC. DTC will thereafter distribute the cash to its participants in accordance with its procedures. See Section 5 below.
Can I withdraw previously surrendered Shares?
Yes. To withdraw Shares previously surrendered for repurchase, you (or your broker, dealer, commercial bank, trust company, or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Shares prior to 5:00 p.m., New York City time, on the Fundamental Change Withdrawal Date.
You bear the risk of untimely withdrawal of previously tendered Shares. You must allow sufficient time for completion of the DTC procedures prior to 5:00 p.m., New York City time, on the Fundamental Change Withdrawal Date. See Section 4 below.
If I choose to surrender any of my Shares for repurchase, do I have to surrender all of my Shares?
No. You may surrender all of your Shares, a portion of your Shares, or none of your Shares for repurchase. If you wish to surrender a portion of your Shares for repurchase, however, you must surrender Shares in an amount equal to the $25.00 liquidation preference or an integral multiple thereof. See Section 2.2 below.
Do I need to do anything if I do not wish to exercise the Fundamental Change Purchase Right?
No. If you do not surrender your Shares before the expiration of the Fundamental Change Repurchase Right, we will not repurchase your Shares and such Shares will remain outstanding and will continue to be subject to the terms of the Articles Supplementary. See Section 3 below.

What are the material U.S. federal income tax consequences if I surrender my Shares for repurchase?
A Holder’s receipt of cash in exchange for Shares pursuant to the exercise of the Fundamental Change Purchase Right generally will be a taxable transaction for U.S. federal income tax purposes. For a discussion of certain material U.S. federal income tax consequences applicable to Holders of Shares upon the exercise of the Fundamental Change Purchase Right, see Section 12 below.
Who is the Paying Agent?
American Stock Transfer & Trust Company, LLC is serving as the Paying Agent in connection with the Holders’ Fundamental Change Purchase Right. The Paying Agent’s address, telephone, and fax numbers are set forth on the front cover of this Notice.
Who is the Information Agent?
D.F. King & Co., Inc. is the serving as Information Agent in connection with the Holders’ Fundamental Change Purchase Right. The Information Agent’s address and telephone numbers are set forth on the front cover of this Notice.
Whom can I contact if I have questions about the Fundamental Change Purchase Right?
Questions and requests for assistance in connection with the mechanics of surrender of Shares for repurchase under the Fundamental Change Purchase Right may be directed to the Information Agent at the address and telephone numbers set forth on the cover of this Notice. You should direct any other questions you may have to your own financial and tax advisors.
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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Statements contained or incorporated by reference in this Notice contain information that includes or is based on “forward-looking statements.” Forward-looking statements include the management’s judgment regarding future events. In many cases, you can identify such statements by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “projected,” “forecast,” “will,” “may” or similar expressions. Because these statements reflect current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. All statements, other than statements of historical fact, included in and incorporated by reference into this Notice regarding the Merger, the Company’s financial position, business strategy and plans or objectives for future operations are forward-looking statements.
You should read these forward-looking statements carefully because they discuss our expectations about our future performance or future events, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information.
In addition, the statements in this Notice are made as of April 2, 2021. Subsequent events or developments may cause our views to change. We do not undertake any obligation to update our forward-looking statements after the date of this document for any reason, even if new information becomes available or other events occur in the future.
These forward-looking statements should not be relied upon as representing our views as of any date subsequent to April 2, 2021. You are advised to consult any further disclosures we make on related subjects in our reports filed with the Securities and Exchange Commission (the “SEC”).
IMPORTANT INFORMATION CONCERNING THE FUNDAMENTAL
CHANGE PURCHASE RIGHT
1.
Information Concerning the Company

1.1   The Company
Ready Capital Corporation is a multi-strategy real estate finance company that originates, acquires, finances and services small to medium balance commercial (“SBC”) loans, SBA loans, residential mortgage loans, and to a lesser extent, mortgage backed securities (“MBS”) collateralized primarily by SBC loans, or other real estate-related investments. The Company’s loans generally range in original principal amounts up to $35 million and are used by businesses to purchase real estate used in their operations or by investors seeking to acquire small multi-family, office, retail, mixed use or warehouse properties. The Company’s acquisition and origination platforms consist of four operating segments: loan acquisitions, SBC originations, SBA originations, acquisitions and servicing, and residential mortgage banking. The Company is externally managed and advised by Waterfall Asset Management, LLC, an investment advisor registered with the SEC under the Investment Advisors Act of 1940, as amended.
The Company is a Maryland corporation that elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2011. As long as the Company qualifies as a REIT, it generally is not subject to U.S. federal income tax on its net taxable income to the extent that it annually distributes all of such net taxable income to its stockholders. Certain of the Company’s assets that produce non-qualifying income for REIT qualification purposes are held in taxable REIT subsidiaries (“TRSs”). Unlike other subsidiaries of a REIT, the income of a TRS is subject to federal and state income taxes. The Company is organized in a traditional umbrella partnership REIT, or “UPREIT,” format pursuant to which the Company serves as the general partner of, and conducts substantially all of its business through, Sutherland Partners, LP, the Company’s operating partnership subsidiary. The Company also intends to continue to operate its business in a manner that will permit it to be excluded from registration as an investment company under the Investment Company Act of 1940, as amended. The Company’s objective is to provide attractive risk-adjusted returns to its stockholders, primarily through dividends and secondarily through capital appreciation.
The Company Common Stock is listed on the NYSE, trading under the symbol “RC,” and the Shares are listed on the NYSE, trading under the symbol “RC PRC.” In addition, the Company’s 8.625% Series B Cumulative Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), and 7.625% Series D

Cumulative Redeemable Preferred Stock, par value $0.0001 per share (the “Series D Preferred Stock”), are also listed on the NYSE, trading under the symbols “RC PRB” and “RC PRD,” respectively.
The Company’s principal executive offices are located at 1251 Avenue of the Americas, 50th Floor, New York, New York 10020, and its telephone number at that location is (212) 257-4600.
1.2   The Merger Agreement
Pursuant to the Merger Agreement among the Company, Merger Sub and Anworth, on March 19, 2021, Anworth merged with and into Merger Sub, with Merger Sub surviving as a wholly-owned subsidiary of the Company. At the effective time of the Merger, each share of Anworth Series B Preferred Stock issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive one Share, subject to the terms and conditions set forth in the Merger Agreement. As a result of the completion of the Merger, a Fundamental Change occurred on March 19, 2021, and accordingly, each Holder has the Fundamental Change Purchase Right described herein.
2.
Information Concerning the Shares

The Shares were designated pursuant to the Articles Supplementary and were issued pursuant to the terms of the Articles Supplementary and the Merger Agreement on March 19, 2021. Holders of the Shares are entitled to receive, when and as authorized by the Company’s Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 6.25% per annum of the $25.00 liquidation preference (equivalent to $1.5625 per Share). Such dividends are payable quarterly in arrears on the 15th day of January, April, July and October of each year or, if not a business day, the next succeeding business day (each, a “Dividend Payment Date”) to holders of record as of the close of business on the last day of each of March, June, September and December, as the case may be, immediately preceding the applicable Dividend Payment Date (each, a “Dividend Record Date”).
In addition, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, Holders of the Shares are entitled to be paid out of the Company’s assets that are legally available for distribution to the Company’s stockholders a liquidation preference of $25.00 per Share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to the date of payment, before any distribution of assets is made to holders of Company Common Stock or to holders of any series of the Company’s preferred stock that may be issued that ranks junior to the Shares as to liquidation rights.
The Shares have no maturity date and are not subject to any sinking fund or mandatory redemption. As of April 1, 2021, there were 779,743 Shares outstanding.
2.1   The Company’s Obligation to Repurchase the Shares
The completion of the Merger constituted a Fundamental Change with respect to the Anworth Series B Preferred Stock pursuant to the terms of the Anworth Articles Supplementary. In the event of a Fundamental Change, the Anworth Articles Supplementary obligates Anworth to offer to purchase for cash all of the issued and outstanding Anworth Series B Preferred Stock at a purchase price per share equal to 100% of the $25.00 liquidation preference of the Anworth Series B Preferred Stock to be purchased plus accrued and unpaid dividends. However, the Anworth Articles Supplementary provide that Anworth will not be required to purchase the Anworth Series B Preferred Stock upon a Fundamental Change if a third party makes an offer to purchase the Anworth Series B Preferred Stock and purchases all Anworth Series B Preferred Stock validly delivered and not withdrawn by holders of Anworth Series B Preferred Stock. Accordingly, we are offering to purchase the Shares, which were issued in exchange for the Anworth Series B Preferred Stock on a one-for-one basis in connection with the completion of the Merger.
Pursuant to this Notice, the Company will repurchase all Shares validly surrendered for repurchase and not validly withdrawn, at the Holder’s option. This Fundamental Change Purchase Right will expire at 5:00 p.m., New York City time, on April 30, 2021, the Fundamental Change Expiration Date. We do not intend to extend the period that Holders have to exercise the Fundamental Change Purchase Right unless required by applicable law. Our purchase of outstanding Shares validly tendered and not validly withdrawn is not subject to any condition other than that the purchase be lawful and the procedural requirements described in this Notice be satisfied. There are no financing conditions in connection with the Company’s obligation to consummate the Fundamental Change Purchase Right. Holders may exercise their Fundamental Change Purchase Right by (i) delivering to the Paying Agent the Fundamental Change Purchase Notice prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date and (ii) delivering the Shares by book-entry transfer, in each case, in compliance with the Applicable Procedures. As of the date hereof, there are no certificated Shares. Accordingly, all Shares surrendered for repurchase hereunder must be delivered in compliance with the Applicable Procedures. See “Section 3 — Procedures to be Followed by Holders Electing to Surrender Shares for Repurchase” for further information on how to deliver a Fundamental Change Purchase Notice and surrender your Shares for repurchase.
2.2   Fundamental Change Purchase Price
Pursuant to terms of the Articles Supplementary, the Fundamental Change Purchase Price to be paid by the Company for the Shares on the Fundamental Change Purchase Date is equal to 100% of the $25.00 liquidation preference of the Shares to be repurchased, plus accrued and unpaid dividends (including additional dividends, if any) to, but not including, the Fundamental Change Purchase Date. We expect that there will be accrued and unpaid dividends due as part of the Fundamental Change Purchase Price equal to $0.14323 per Share surrendered for repurchase. Accordingly, the amount payable on the Shares, including accrued and unpaid interest, will be $25.14323 per Share validly surrendered for repurchase and not validly withdrawn. We will pay the Fundamental Change Purchase Price in cash with respect to any and all Shares validly surrendered for repurchase (and not thereafter withdrawn) prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. Shares will be accepted for repurchase only in amounts equal to $25.00 or an integral multiple thereof. Delivery of the Shares by book-entry transfer to the account maintained by the Paying Agent with DTC is a condition to the payment of the Fundamental Change Purchase Price to the Holder of such Shares.
The Fundamental Change Purchase Price is based solely on the requirements of the Anworth Articles Supplementary and the Articles Supplementary and does not necessarily bear any relationship to the market price of the Shares or the value of the cash and Company Common Stock into which the Shares are convertible. Thus, the Fundamental Change Purchase Price may be significantly higher or lower than the market price of the Shares on the Fundamental Change Purchase Date. You are urged to obtain the best available information as to potential current market prices of the Shares and the Company Common Stock before making a decision whether to surrender your Shares for repurchase.
None of the Company or any of its affiliates, or their respective directors, employees, advisors or representatives, the Paying Agent or the Information Agent is making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Shares for repurchase pursuant to this Notice. Each Holder must make such Holder’s own decision as to whether or not to surrender Shares for repurchase and, if you choose to exercise this right, the amount of Shares to surrender, based on such Holder’s assessment of the current market value of the Shares and other relevant factors.
2.3   Conversion Rights of the Holders
Holders of Shares currently have the right, at their option and subject to the terms, conditions and adjustments set forth in the Articles Supplementary, to convert some or all of their outstanding Shares into (i) an amount in cash equal to $3.7963 per Share and (ii) the number of fully paid and non-assessable shares of Company Common Stock initially at a conversion rate of 1.0505 shares of Company Common Stock per $25.00 liquidation preference (the “Conversion Rate”), which is equivalent to an initial conversion price of approximately $23.7981 per share of Company Common Stock. The Conversion Rate may increase pursuant to certain adjustments set forth in the Articles Supplementary, which may ultimately increase the number of shares of Company Common Stock received upon conversion.
If you exercise your Fundamental Change Purchase Right by delivering a Fundamental Change Purchase Notice with respect to your Shares, you will not be able to convert such Shares unless you validly withdraw your Fundamental Change Purchase Notice prior to 5:00 p.m., New York City time, on the Fundamental Change Withdrawal Date. Holders bear the risk for untimely withdrawal of a Fundamental Change Purchase Notice.
Holders who do not deliver a Fundamental Change Purchase Notice prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date will continue to have the right to convert their Shares in accordance with the terms of the Articles Supplementary.

Examples of Your Consideration Alternatives
YOU ARE UNDER NO OBLIGATION TO EXERCISE EITHER THE FUNDAMENTAL CHANGE PURCHASE RIGHT OR THE CONVERSION RIGHT DESCRIBED HEREIN, AND YOU MAY CHOOSE TO TAKE NO ACTION AND RETAIN YOUR SHARES.
Assuming you hold Shares in an aggregate amount of $25.00:
•
Fundamental Change Purchase Right:   If you exercise the Fundamental Change Purchase Right and the Shares are repurchased for the Fundamental Change Purchase Price, you will receive $25.00 plus accrued and unpaid dividends on your Shares to, but excluding, the Fundamental Change Purchase Date, for a total consideration of approximately $25.14323, assuming a Fundamental Change Purchase Date of May 4, 2021.

•
Conversion:   If you exercised your conversion rights as of April 1, 2021, you would receive approximately $3.7963 in cash and 1.0505 shares of Company Common Stock per Share validly surrendered for conversion. On April 1, 2021, the Company Common Stock closed at $13.55 per share, as reported on the NYSE. Accordingly, on that date the estimated value of the cash and Company Common Stock that you would receive upon conversion of each Share would be approximately $18.11. Subject to the conditions set forth in the Articles Supplementary, the Company may elect at its option to cause all (but not less than all) of the Shares to be mandatorily converted.

The right of Holders to convert their Shares is separate from the Fundamental Change Purchase Right. Based on the right to convert your Shares into $3.7963 in cash and 1.0505 shares of Company Common Stock per $25.00 liquidation preference, and the last reported sales price of Company Common Stock of $13.55 per share as of April 1, 2021, the value that you would currently receive if you validly exercised the Fundamental Change Purchase Right is substantially more than the value that you would receive if you converted your Shares. You should review this Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Shares for repurchase or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Shares to surrender or convert. None of the Company or any of its affiliates, or their respective directors, employees, advisors or representatives, the Paying Agent or the Information Agent is making any representation or recommendation to any Holder as to whether or not to surrender or convert that Holder’s Shares.
2.4   Market for the Shares and the Company Common Stock
The Shares are listed on the NYSE under the symbol “RC PRC.” On April 1, 2021, the last reported sales price of the Shares on the NYSE was $24.87 per share. During the first quarter of the of fiscal year ending December 31, 2021, the high sales price of the Shares was $25.37 per share and the low sales price of the Shares was $24.76 per share.
The trading price of the Shares may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price and implied volatility of Company Common Stock and the market for similar Shares. Following the expiration of the Fundamental Change Purchase Right, the Shares that have not been repurchased may or may not continue to be traded, and if they do continue to trade, the trading market for the Shares may be much more limited. Even if such a market does exist, a security with a smaller outstanding amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable security with a larger float. Consequently, the repurchase of a significant amount of the Shares pursuant to the terms of this Notice, or the conversion of a significant amount of the Shares pursuant to the terms of the Articles Supplementary, would reduce the float and may negatively affect the liquidity, market value and price volatility of the Shares that remain outstanding following expiration of the Fundamental Change Purchase Right. The extent of the public market for the Shares following expiration of the Fundamental Change Purchase Right will depend upon, among other things, the remaining outstanding amount of the Shares at such time, the number of Holders of Shares remaining at that time and the interest on the part of securities firms in maintaining a market in the Shares. As of the date of this Notice, all of the Shares are held in global form through DTC. As of April 1, 2021, there were 779,743 Shares outstanding.

Shares of Company Common Stock, into which the Shares are convertible in part, are listed on the NYSE under the symbol “RC.” The following table shows, for the periods indicated, the high and low sales prices of Company Common Stock, as reported on the NYSE.
	Price Per Share of Company Common Stock
	High ($)	Low ($)
Fiscal year ended December 31, 2019
First Quarter	$16.31	$13.57
Second Quarter	15.47	14.35
Third Quarter	16.55	14.35
Fourth Quarter	16.90	15.00
Fiscal year ending December 31, 2020
First Quarter	$16.90	$3.92
Second Quarter	10.11	3.92
Third Quarter	12.59	7.58
Fourth Quarter	14.43	10.63
Fiscal year ended December 31, 2021
First Quarter	$15.48	$11.28
On April 1, 2021, the last reported sales price of Company Common Stock on the NYSE was $13.55 per share.
We urge you to obtain current market information for the Shares, to the extent available, and Company Common Stock before making any decision whether to exercise or refrain from exercising the Fundamental Change Purchase Right.
2.5   Dividends and Liquidation Preference
Holders of the Shares that remain outstanding after consummation of the Fundamental Change Purchase Right will continue to be entitled to receive, when and as authorized by the Company’s Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 6.25% per annum of the $25.00 liquidation preference (equivalent to $1.5625 per Share). Such dividends are payable quarterly in arrears on each Dividend Payment Date to holders of record as of the close of business on each Dividend Record Date. The Shares have no maturity date and are not subject to any sinking fund or mandatory redemption.
In addition, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, Holders of the Shares are entitled to be paid out of the Company’s assets that are legally available for distribution to the Company’s stockholders a liquidation preference of $25.00 per Share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to the date of payment, before any distribution of assets is made to holders of Company Common Stock or to holders of any series of the Company’s preferred stock that may be issued that ranks junior to the Shares as to liquidation rights.
Holders who validly surrender and do not validly withdraw their Shares in connection with the Fundamental Change Purchase Right will be entitled to receive dividends payable on their Shares accrued to, but excluding, the Fundamental Change Purchase Date. We expect that there will be accrued and unpaid dividends due as part of the Fundamental Change Purchase Price equal to $0.14323 per Share surrendered for repurchase. Accordingly, the amount payable on the Shares, including accrued and unpaid interest, will be $25.14323 per Share validly surrendered for repurchase and not validly withdrawn.

2.6   Fundamental Change and Repurchase Rights
If any Shares remain outstanding, a Holder may require the Company to repurchase for cash such Holder’s Shares, if there is a Fundamental Change not described in this Notice, at a repurchase price per share in cash equal to 100% of the $25.00 liquidation preference of the Shares to be repurchased, plus accrued and unpaid dividends (including additional dividends, if any) to, but excluding, the applicable repurchase date.
2.7   Ranking
The Shares rank senior to Company Common Stock with respect to the payments of distributions and rights to payment upon liquidation, dissolution or winding up of the Company. The Shares rank on parity with all other series of preferred stock that the Company may issue ranking on par with the Shares, including the Series B Preferred Stock and the Series D Preferred Stock, with respect to the payments of distributions and amounts, and rights to payment upon liquidation, dissolution or winding up. As of April 1, 2021, there were 1,919,378 shares of Series B Preferred Stock and 2,010,278 shares of Series D Preferred Stock outstanding, in each case with a liquidation preference of $25.00 per share.
3.
Procedures to Be Followed by Holders Electing to Surrender Shares for Repurchase

In order to receive the Fundamental Change Purchase Price for their Shares, Holders must deliver the Fundamental Change Purchase Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date and deliver the Shares described in the Fundamental Change Purchase Notice to the Paying Agent through book-entry transfer on or after delivery of the Fundamental Change Purchase Notice.
Holders may surrender some or all of their Shares; however, any Shares surrendered must be amounts equal to $25.00 or an integral multiple thereof. If Holders do not validly surrender their Shares before the Fundamental Change Expiration Date, those Shares will remain outstanding subject to the existing terms of the Articles Supplementary.
3.1   Method of Delivery
As of the date of this Notice, all Shares are held through DTC and there are no certificated Shares in non-global form. Accordingly, each Fundamental Change Purchase Notice and the Shares described therein shall be delivered via agent’s message that is transmitted through DTC’s ATOP, and delivery via ATOP will satisfy the Holder’s Fundamental Change Purchase Right delivery requirements pursuant to the terms of the Anworth Articles Supplementary and the Articles Supplementary. Delivery of the Fundamental Change Purchase Notice and the Shares described therein through ATOP is the responsibility of the surrendering Holder.
If your Shares are held by a broker, dealer, commercial bank, trust company, or other nominee, you must contact such nominee if you desire to surrender your Shares for repurchase on your behalf in compliance with the Applicable Procedures as set forth below on or prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.
If you are a DTC participant, you may elect to surrender your beneficial interest in the Shares to us by:
•
delivering to the Paying Agent’s account at DTC through DTC’s book-entry system your beneficial interest in the Shares on or prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date; and

•
electronically transmitting your acceptance through ATOP, subject to the terms and procedures of that system, on or prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date. Upon receipt of your acceptance through ATOP, DTC will edit and verify the acceptance and send an agent’s message to the Paying Agent for its acceptance. The term “agent’s message” means a message transmitted by DTC to, and received by, the Paying Agent, which states that DTC has received an express acknowledgment from the participant in DTC described in that agent’s message, stating the amount of Shares that have been surrendered by such participant under the Fundamental

Change Purchase Right and that such participant has received and agrees to be bound by the terms of the Fundamental Change Purchase Right, including those set forth in Section 3.2 of this Fundamental Change Notice.
Any Fundamental Change Purchase Notice sent to DTC by a Holder or by a broker, dealer, commercial bank, trust company or other nominee on a Holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, an agreement to be bound by the terms of the Fundamental Change Purchase Right, including those set forth in “Section 3.2 — Agreement to be Bound by the Terms of the Fundamental Change Purchase Right” below.
You bear the risk of untimely surrender of your Shares. You must allow sufficient time for completion of the necessary DTC procedures prior to 5:00 p.m., New York City time, on the Fundamental Change Expiration Date.
3.2   Agreement to be Bound by the Terms of the Fundamental Change Purchase Right
By delivering, or instructing your nominee to deliver, your Fundamental Change Purchase Notice through ATOP, a Holder acknowledges and agrees as follows:
•
the Shares described in the Fundamental Change Purchase Notice shall be repurchased by the Company pursuant to the terms and conditions set forth in the Anworth Articles Supplementary, the Articles Supplementary and this Notice;

•
such Holder agrees to all of the terms of this Notice;

•
such Holder has received this Notice and acknowledges that this Notice provides the notice required pursuant to the Anworth Articles Supplementary with respect to the Fundamental Change Purchase Right;

•
upon the terms and subject to the conditions set forth in this Notice, the Anworth Articles Supplementary and the Articles Supplementary, and effective as of the Fundamental Change Purchase Date, such Holder (i) irrevocably agrees to sell, assign and transfer to the Company all right, title and interest in and to all the Shares described in the Fundamental Change Purchase Notice, (ii) releases and discharges the Company and the Paying Agent and their respective directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, such Shares, including, without limitation, any claims that such Holder is entitled to receive additional dividends, liquidation preferences or any other payments with respect to the Shares or to participate in any conversion of such Shares and (iii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such Shares that are duly surrendered (with full knowledge that the Paying Agent also acts as agent of the Company), with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Shares, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Shares for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Shares (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company with respect to the Fundamental Change Purchase Price of any surrendered Shares that are repurchased by the Company), all in accordance with this Notice, the Anworth Articles Supplementary and the Articles Supplementary;

•
such Holder represents and warrants that such Holder (i) owns the Shares described in the Fundamental Change Purchase Notice and is entitled to surrender such Shares and (ii) has full power and authority to surrender, sell, assign and transfer the Shares described in the Fundamental Change Purchase Notice, and that when such Shares are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•
such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Shares surrendered;

•
such Holder understands that all Shares described in any Fundamental Change Purchase Notice that are validly delivered and not validly withdrawn prior to 5:00 p.m., New York City time, on the Fundamental Change Withdrawal Date will be repurchased at the Fundamental Change Purchase Price, in cash, pursuant to the terms and conditions of the Anworth Articles Supplementary, the Articles Supplementary, this Notice and any related notice materials, as amended and supplemented from time to time;

•
payment for Shares repurchased pursuant to this Notice will be made by deposit of the Fundamental Change Purchase Price for such Shares with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•
any delivered Fundamental Change Purchase Notice may only be withdrawn through DTC in accordance with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw such Fundamental Change Purchase Notice prior to 5:00 p.m., New York City time, on the Fundamental Change Withdrawal Date;

•
all authority conferred or agreed to be conferred pursuant to the terms of the Fundamental Change Purchase Right hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•
the delivery and surrender of any Shares is not effective, and the risk of loss of the Shares does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•
all questions as to the validity, form, eligibility (including time of receipt) and delivery or acceptance of any Fundamental Change Purchase Notice or the surrender of Shares for repurchase and the form and validity or any related documents (including time of receipt of notices of withdrawal) will be determined by the Company, whose determination shall be final and binding absent manifest error and subject to applicable law.

3.3   Guaranteed Delivery Procedures
If you wish to tender Shares pursuant to the offer to repurchase and cannot complete the procedure for delivery by book-entry transfer prior to the Fundamental Change Expiration Date, you may nevertheless tender such Shares if all of the following conditions are met:
(i)
such tender is made by or through an Eligible Institution;

(ii)
a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with this Offer to Purchase is received by the Paying Agent by the Fundamental Change Expiration Date; and

(iii)
a confirmation of a book-entry transfer of such Shares into the Paying Agent’s account at the book-entry transfer facility, together with an agent’s message and any other required documents, are received by the Depositary within two NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

An “Eligible Institution” is a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act).
The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Paying Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice. Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for any purpose unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Paying Agent.

4.
Right of Withdrawal

A Fundamental Change Purchase Notice may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Fundamental Change Withdrawal Date.
In order to withdraw a previously delivered Fundamental Change Purchase Notice, a Holder (or the Holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Shares prior to 5:00 p.m., New York City time, on the Fundamental Change Withdrawal Date. Holders whose Shares are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to withdraw a Fundamental Change Purchase Notice and instruct such nominee to withdraw the Fundamental Change Purchase Notice through the withdrawal procedures of DTC.
The Company will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, whose determination shall be final and binding absent manifest error and subject to applicable law.
5.
Payment for Surrendered Shares; Source and Amount of Funds

The Company will promptly deposit with the Paying Agent, prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, an amount of cash sufficient to pay the aggregate Fundamental Change Repurchase Price for all of the Shares to be repurchased on the Fundamental Change Repurchase Date, and the Paying Agent will promptly, after the later of the Fundamental Change Repurchase Date and the book-entry transfer of the applicable Shares, make payment of such amount by wire transfer of immediately available funds to DTC, and DTC will thereafter distribute the cash to its participants in accordance with its procedures.
The total amount of funds required to repurchase all of the Shares pursuant to the Fundamental Change Purchase Right (assuming all of such Shares are validly surrendered for repurchase and not validly withdrawn) is approximately $19.6 million, calculated as the sum of (i) $19.5 million, representing the $25.00 liquidation preference per share for all of the Shares outstanding as of April 1, 2021, plus (ii) $0.1 million, representing accrued and unpaid dividends on such Shares up to, but excluding, the Fundamental Change Purchase Date.
The Company expects to fund the repurchase of any Shares validly surrendered for repurchase and not validity withdrawn, if any, from available cash on hand and/or borrowings under available financing facilities. The repurchase of Shares, if any, pursuant to the Fundamental Change Purchase Right is not conditioned upon obtaining any financing or the funding thereof.
6.
Shares Acquired

Any Shares repurchased by us pursuant to the Fundamental Change Purchase Right will be cancelled.
7.
Plans or Proposals of the Company

Except as disclosed in this Notice, the Company currently has no plans, proposals or negotiations that relate to or would result in any of the events described in Item 1006(c) of Regulation M-A issued under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
8.
Interests of Directors, Executive Officers, and Affiliates of the Company in the Shares

Based on a reasonable inquiry by the Company:
•
None of the Company or any executive officer, director or affiliate of the Company or any “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of the foregoing persons has any beneficial interest in the Shares; and

•
During the 60 days preceding the date of this Notice, none of such persons engaged in any transactions in the Shares, other than the transactions required by the Anworth Articles Supplementary and the Articles Supplementary described herein.

A list of the directors and executive officers of the Company is attached to this Notice as Annex A.

9.
Agreements Involving the Shares

Based on a reasonable inquiry by the Company, except for the Merger Agreement or as otherwise described in this Notice, none of the Company or any of its directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Fundamental Change Purchase Right, the Shares or any other securities of the Company, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.
10.
Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the Fundamental Change Purchase Right, or of any approval or other action by any government or regulatory authority or agency that may be required for the acquisition of the Shares as described in this Notice.
11.
Purchases of Shares by the Company and Its Affiliates

Each of the Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Shares (or the right to purchase Shares), other than through the Fundamental Change Purchase Right, from the date of this Notice until at least the tenth business day after the Fundamental Change Purchase Date. Following such time, if any Shares remain outstanding, the Company and its affiliates may purchase Shares in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at repurchase prices higher or lower than the Fundamental Change Purchase Price. Any decision to purchase Shares after the Fundamental Change Purchase Date, if any, will depend upon many factors, including the market price of the Shares, the amount of Shares validly surrendered for repurchase pursuant to the Fundamental Change Purchase Right and not validly withdrawn, the business and financial position of the Company and general economic and market conditions.
12.
Material U.S. Federal Income Tax Considerations

The following is a summary of material U.S. federal income tax considerations generally applicable to the disposition of Shares pursuant to the exercise of the Fundamental Change Purchase Right . This discussion applies only to holders who hold Shares as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion is based on the provisions of the Code, applicable Treasury regulations, judicial opinions and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein.
This discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder of Shares in light of its particular circumstances, or that may apply to holders of Shares that are subject to special treatment under the U.S. federal income tax laws This discussion does not address any tax consequences arising under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained.
As used in this Notice, a “U.S. Holder” means a beneficial owner of Shares that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. As used in this Notice, a “non-U.S. Holder” means a beneficial owner of Shares that is not a U.S. Holder or a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes).
If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. A partner in a partnership holding the Shares should consult an independent tax advisor regarding the tax consequences of the receipt of cash in exchange for Shares pursuant to the exercise of the Fundamental Change Purchase Right.
THE DISCUSSION SET OUT BELOW IS INTENDED ONLY AS A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF SHARES. PERSONS CONSIDERING EXERCISING THEIR FUNDAMENTAL CHANGE PURCHASE RIGHT SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION. THE STATEMENTS OF U.S. FEDERAL INCOME TAX CONSIDERATIONS SET OUT BELOW ARE BASED ON THE LAWS AND REGULATIONS IN FORCE AND INTERPRETATIONS THEREOF AS OF THE DATE OF THIS NOTICE, AND ARE SUBJECT TO CHANGES OCCURRING AFTER THAT DATE.
Tax Considerations for U.S. Holders
Disposition of Shares.   Subject to the following paragraph, a disposition of Shares by a U.S. Holder pursuant to the exercise of the Fundamental Change Purchase Right generally will be a taxable transaction to such U.S. Holder for U.S. federal income tax purposes. A U.S. Holder generally will recognize capital gain or loss upon the disposition of Shares in an amount equal to the difference between the amount of consideration received upon such disposition and the U.S. Holder’s adjusted tax basis in the Shares. The consideration will equal the amount of cash received by the U.S. Holder. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Shares for more than one year at the time of the sale. In general, any loss recognized by a U.S. Holder upon the disposition of Shares held for six months or less will be treated as long-term capital loss to the extent the U.S. Holder received distributions with respect to the Shares that were required to be treated as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of Shares may be disallowed if the U.S. Holder purchases other Shares within 30 days before or after the disposition. Non-corporate U.S. Holders generally are subject to reduced rates of U.S. federal income taxation on long-term capital gains. The deductibility of capital losses is subject to certain limitations.
Medicare Tax.   Certain U.S. Holders who are individuals, estate or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on capital gain from the disposition of the Shares.
Backup Withholding and Information Reporting.   Information returns generally will be filed with the IRS in connection with payment of the proceeds from the disposition of the Shares. A U.S. Holder will be subject to U.S. backup withholding on this payment if the U.S. Holder fails to provide its taxpayer identification number to the Paying Agent and comply with certain certification procedures or otherwise fails to establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.
Tax Considerations for Non-U.S. Holders
Disposition of Shares.   Subject to the discussion under “— Backup Withholding and Information Reporting” below, a non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the disposition of Shares pursuant to the exercise of the Fundamental Change Purchase Right unless (i) such gain is “effectively connected” with a trade or business of the non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S.

Holder’s permanent establishment in the United States), (ii) the non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met or (iii) the Shares constitute a “U.S. real property interest” for purposes of the Foreign Investment in Real Property Tax Act; provided that so long as the Shares are “regularly traded” on an established securities market, as they currently are, the Shares may be treated as U.S. real property interests with respect to a particular non-U.S. Holder only if at any time during the shorter of the five-year period preceding the disposition date and such non-U.S. Holder’s holding period for the Shares, such non-U.S. Holder owned, directly or under certain constructive ownership rules of the Code, more than 10% of the total fair market value of the Shares and the Company or Anworth is or was treated as a U.S. real property holding corporation (a “USRPHC”).
Gain described in clause (i) above generally will be subject to U.S. federal income tax on a net basis at generally applicable U.S. federal income tax rates. Any gain described clause (i) above of a non-U.S. Holder that is a corporation may also be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). A non-U.S. Holder described in clause (ii) above will be subject to tax at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on any gain recognized, which may be offset by U.S.-source capital losses recognized in the same taxable year.
If clause (iii) above applies to a non-U.S. Holder, gain recognized by such holder will be subject to U.S. federal income tax on a net basis at generally applicable U.S. federal income tax rates unless an applicable tax treaty provides otherwise. A corporation will be a USRPHC in a given taxable year if the fair market value of its “U.S. real property interests” constitutes at least 50% of the combined fair market value of its U.S. and non-U.S. real property interests and other business assets. Interests solely as a creditor, including most mortgage loans and MBS, are not considered to be U.S. real property interests. Although the Company and Anworth hold or have held certain U.S. real property interests, we do not believe that either the Company or Anworth has been a USRPHC, in which case FIRPTA would not apply to gain recognized upon a sale of the Shares.
FATCA.   Pursuant to Sections 1471 to 1474 of the Code and the Treasury regulations thereunder (provisions commonly known as “FATCA”), “foreign financial institutions” and certain other non-U.S. entities must comply with information reporting rules with respect to their U.S. account holders and investors or they will be subject to U.S. federal withholding tax on certain U.S. source payments made to them (whether received as a beneficial owner or as an intermediary for another party). Specifically, a 30% withholding tax may be imposed on any amounts attributable to accrued but unpaid interest and on dividends paid to “foreign financial institutions” and other non-U.S. entities that fail to comply with specified information reporting requirements. Prior to the issuance of proposed Treasury regulations, withholding under FATCA also would have applied to the receipt of cash in exchange for the Shares . However, the proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. Holders should consult their own tax advisors on how FATCA may apply to the Shares.
Backup Withholding and Information Reporting.   Information returns generally will be filed with the IRS in connection with payments attributable to accrued but unpaid interest on the Shares. Unless the non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with payment of the proceeds from the disposition of the Shares, and the non-U.S. Holder may be subject to U.S. backup withholding on payments on or with respect to such Shares. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against the non-U.S. Holder’s U.S. federal income tax liability and may entitle the non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.
Treatment of Non-Exercising Holders
A Holder that does not exercise its Fundamental Change Purchase Right generally should not incur U.S. federal income tax liability with respect to the Shares as a result of not exercising such rights (even if other Shares are repurchased). Holders should consult their own tax advisors as to the U.S. federal income tax consequences relating to their continued ownership of the Shares.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF SHARES IN LIGHT OF THEIR CIRCUMSTANCES. HOLDERS OF SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE EXERCISE OF THEIR FUNDAMENTAL CHANGE PURCHASE RIGHT, INCLUDING THE EFFECT OF ANY FEDERAL, STATE, FOREIGN OR OTHER TAX LAWS.
13.
Additional Information

The Company is currently subject to the reporting and other informational requirements of the Exchange Act and in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available on the SEC’s website at http://www.sec.gov.
The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Fundamental Change Purchase Right. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto (including this Notice, the Anworth Articles Supplementary and the Articles Supplementary), may be examined and copies may be obtained at the same places and in the same manner as set forth above.
The Company is incorporating by reference in this Notice some of the information that we file with the SEC, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Notice. We incorporate by reference the documents listed below:
•
the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on March 15, 2021, and Amendment No. 1 to the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2019, filed on May 14, 2020;

•
the Company’s Current Reports on Form 8-K, filed on February 10, 2021, February 17, 2021, March 1, 2021, March 17, 2021 and March 19, 2021;

•
the Company’s Registration Statement on Form S-4 (File No. 333-251863), filed on January 4, 2021, Amendment No. 1 thereto, filed on February 5, 2021, and the definitive joint proxy statement/prospectus filed on February 9, 2021;

•
all documents filed with (but not furnished to) the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Notice and prior to 5:00 p.m., New York City time, on the Fundamental Change Withdrawal Date;

•
the Articles Supplementary to the Amended Articles of Incorporation of Anworth Mortgage Asset Corporation designating the shares of its 6.25% Series B Cumulative Convertible Preferred Stock, $0.01 par value per share, filed by Anworth Mortgage Asset Corporation with the SEC as Exhibit 3.1 to the Form 8-K filed on March 19, 2021; and

•
the Articles Supplementary to the Articles of Amendment of Ready Capital Corporation designating the shares of 6.25% Series C Cumulative Convertible Preferred Stock, $0.0001 par value per share, filed with the SEC as Exhibit 3.7 to the Company’s Form 8-A filed on March 19, 2021.

For more information about the Merger, you should review the definitive joint proxy statement/prospectus, filed by the Company with the SEC on February 9, 2021. A copy of the Merger Agreement is included as Annex A to such definitive proxy statement/prospectus.
In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct. You should not assume that the information in this document or any other of the documents referred to above is accurate as of any date other than the date of the applicable documents.

If a material change occurs in the information set forth in this Notice, we will amend the Schedule TO accordingly.
14.
No Solicitations

The Company has not, directly or indirectly, employed, retained or compensated any persons to make solicitations or recommendations in connection with the Fundamental Change Purchase Right.
15.
Conflicts

In the event of any conflict between this Notice, on the one hand, and the terms of the Anworth Articles Supplementary, the Articles Supplementary or any applicable laws, on the other hand, the terms of the Anworth Articles Supplementary, the Articles Supplementary or applicable laws, as the case may be, will control.
None of the Company or any of its affiliates, or their respective directors, employees, advisors or representatives, the Paying Agent or the Information Agent is making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Shares for repurchase pursuant to this Notice. Each Holder must make such Holder’s own decision as to whether or not to surrender Shares for repurchase and, if such Holder chooses to exercise this right, the amount of Shares to surrender, based on such Holder’s assessment of the current market value of the Shares and other relevant factors.
[SIGNATURE PAGE FOLLOWS.]

READY CAPITAL CORPORATION
By: /s/ Andrew Ahlborn Andrew Ahlborn Chief Financial Officer
[Signature Page to Fundamental Change Notice]

ANNEX A
INFORMATION ABOUT THE EXECUTIVE OFFICERS
AND DIRECTORS OF READY CAPITAL CORPORATION
The table below sets forth information about our executive officers and directors as of April 1, 2021. To the best of our knowledge after making reasonable inquiry, none of our executive officers or directors has beneficial ownership in the Shares.
Name	Positions
Thomas E. Capasse	Chairman of the Board and Chief Executive Officer
Jack J. Ross	President and Director
Frank P. Filipps	Independent Director
Gilbert E. Nathan	Independent Director
Dominique Mielle	Independent Director
Andrea Petro	Director
J. Mitchell Reese	Independent Director
Todd M. Sinai	Independent Director
Andrew Ahlborn	Chief Financial Officer
Thomas Buttacavoli	Chief Investment Officer
Gary T. Taylor	Chief Operating Officer
The business address of each executive officer and director is 1251 Avenue of the Americas, 50th Floor, New York, New York 10020, and their respective business telephone number at such address is (212) 257-4600.

A-1